Exhibit 10.1

AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment to the Distribution Agreement (this “Amendment”) is made effective as of September 18, 2026 (the “Amendment Effective Date”), by and between KeepZone AI Inc. (formerly Jeffs’ Brands Holdings Inc.), a company organized under the laws of the State of Delaware (the “Distributor”) and Scanary Ltd., a company organized under the laws of the State of Israel (“Company”).

WHEREAS,	the Company and the Distributor are parties to that certain Distribution Agreement, dated December 4, 2025, as amended by Addendum No. 1 dated December 10, 2025 (collectively, the “Agreement”); and

WHEREAS,	the parties hereto wish to amend certain provisions of the Agreement, as more fully set forth in this Amendment.

NOW THEREFORE,	in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Amendments

1.1.	As of the Amendment Effective Date, Section 1.1(a) of the Agreement shall be amended and restated in its entirety as follows:

“(a) A non-exclusive, non-transferable right to market and sell the Product to Customers located in Canada, Germany, the United Arab Emirates, Spain and Italy (the “Territories”) for a period of twenty-four (24) months commencing on the Amendment Effective Date (the “Amended Term”). For the avoidance of doubt, the rights granted hereunder are non-exclusive, and the Company retains the right to market, sell, supply and distribute the Product, directly or through third parties, in the Territories and elsewhere; provided, however, that (i) the Company shall use commercially reasonable efforts to refer to the Distributor any sales inquiries or leads originating in the Territories that come to the Company’s attention, and (ii) the Company shall not sell or offer the Product directly to Customers in the Territories at a wholesale price lower than the price offered to the Distributor under this Agreement. The Distributor shall be recognized as an authorized distributor of the Product in the Territories during the Amended Term, and the Company shall, upon the Distributor’s reasonable request, provide written confirmation of such status to third parties. For the avoidance of doubt, the Exclusive Right granted to the Distributor under Addendum No. 1 dated December 10, 2025 with respect to stadium customers in Israel shall continue in full force and effect in accordance with its terms and shall not be affected by this Amendment.”

1.2.	As of the Amendment Effective Date, Section 1.1(b) of the Agreement shall be deleted in its entirety.

1.3.	As of the Amendment Effective Date, Section 1.5(a) of the Agreement shall be amended and restated in its entirety as follows:

“(a) In consideration for the non-exclusive rights granted under this Agreement, the Distributor shall pay the Company total consideration of US $600,000 (Six Hundred Thousand U.S. Dollars) (the “Payment”). As of the Amendment Effective Date (as defined in the amendment to this Agreement dated September 18, 2026), the full Payment in the amount of US $600,000 has been paid in full in cash to the Company, and no further amounts are due or payable by the Distributor to the Company in respect thereof. The Company irrevocably and unconditionally waives and releases any right or claim to the remaining balance of the original Exclusivity Payment in the amount of US $400,000 (the “Waived Amount”) under the Agreement, and acknowledges that no further amounts are or shall become due or payable by the Distributor to the Company under the Agreement or otherwise in respect of the Exclusivity Payment or the grant of distribution rights hereunder. For the avoidance of doubt, the foregoing shall not affect the Distributor’s obligation to pay amounts due to the Company in respect of Purchase Orders submitted after the Amendment Effective Date.”

1.4.	For the avoidance of doubt, the Payment is fully earned, final and non-refundable, and the Company shall have no obligation to repay, refund, credit, set off or otherwise return any portion of the Payment to the Distributor under any circumstances, including in connection with any discontinuance of the Product, failure to supply or deliver any Product or Demonstration Unit, termination or expiration of the Agreement, insolvency, liquidation, dissolution, or winding-up of the Company, or otherwise under the Agreement. The Company waives any right to claim, demand, recover, or set off any amounts from the Distributor in excess of the Payment. For the avoidance of doubt, nothing in this Amendment or the Agreement shall be construed as an acknowledgment by the Distributor that the Company has fully performed its obligations under the Agreement.

1.5.	As of the Amendment Effective Date, Sections 1.5(b), 1.6, 4.1 and 4.4 of the Agreement, and the refund provisions set forth in Section 8 of Exhibit B, shall be deleted in their entirety. For the avoidance of doubt, the Company shall have no obligation to make available, deliver, transfer or supply any Demonstration Unit to the Distributor.

1.6.	Insolvency Protection. (a) The Company irrevocably waives, and shall procure that its successors, assigns, and any insolvency officeholder waive, all rights and claims to recover from the Distributor any amount exceeding the Payment, including the Waived Amount. (b) Upon any liquidation, insolvency, receivership, administration, or analogous proceeding affecting the Company (an “Insolvency Event”), no liquidator, receiver, administrator, trustee, or other insolvency representative (an “Insolvency Representative”) may claim or recover the Waived Amount or any other amount exceeding the Payment from the Distributor. (c) These waivers are irrevocable, binding on the Company, its successors, assigns, and any Insolvency Representative, and survive termination or expiration of this Agreement. (d) The Company represents that it has not entered into any arrangement that would render these waivers void or unenforceable under any applicable law, including preference or fraudulent conveyance rules.

1.7.	As of the Amendment Effective Date, Section 12.1 of the Agreement shall be amended and restated in its entirety as follows:

“12.1. Term. Unless terminated earlier in accordance with Section 12.2 or Section 12.3, the term of this Agreement shall commence on the Amendment Effective Date and continue for twenty-four (24) months thereafter (the “Term”). The Term shall not automatically renew, and any extension or renewal of the Term must be agreed by the parties in a written instrument signed by both parties.”

2.	Miscellaneous

2.1.	Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions. In case of any controversy between the Agreement and the herein terms, the latter shall govern and prevail.

2.2.	This Amendment constitutes an integral part of the Agreement. Any capitalized terms used and not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

KeepZone AI Inc.		Scanary Ltd.
Name:	Alon Dayan	Name:	Ronen Yashvitz
Title:	CEO	Title:	CEO
Date:	18/09/2026	Date:	18/09/2026

AGREED AND ACKNOWLEDGED:

Nexera Technologies Ltd
Name:	Ronen Zalayet
Title:	CFO
Date:	18/09/2026

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